                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-112367

          Prospectus Supplement to Prospectus dated February 6, 2004.

                                 $2,150,000,000
                         THE GOLDMAN SACHS GROUP, INC.
                      $1,250,000,000 5.00% Notes due 2014
                   $900,000,000 Floating Rate Notes due 2014
[GOLDMAN SACHS LOGO]
                            ------------------------
     The Goldman Sachs Group, Inc. will pay interest on the 5.00% Notes due 2014 on April 1 and October 1 of each year. The first such payment will be made on April 1, 2005. Goldman Sachs will pay interest on the Floating Rate Notes due 2014 on March 29, June 29, September 29 and December 29 of each year. The first payment will be made on December 29, 2004. The interest rate for each interest period for the floating rate notes will be the rate per annum for three-month LIBOR plus 0.600%, reset quarterly, as described in this prospectus supplement. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem either or both of the 5.00% Notes due 2014 and the Floating Rate Notes due 2014 before their respective stated maturities at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.
                            ------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                                 Per Floating
                                  Per 5.00%                        Rate Note
                                Note due 2014       Total          due 2014         Total
                                -------------       -----        ------------       -----
Initial public offering
  price.......................        100%      $1,250,000,000         100%      $900,000,000
Underwriting discount.........      0.450%      $    5,625,000       0.450%      $  4,050,000
Proceeds, before expenses, to
  Goldman Sachs...............     99.550%      $1,244,375,000      99.550%      $895,950,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from September 29, 2004 and must be paid by the purchaser if the notes are delivered after September 29, 2004.
                            ------------------------
     The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on September 29, 2004.

     Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in the notes after their initial sale and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus is being used by them in a market-making transaction.
                              GOLDMAN, SACHS & CO.

ABN AMRO INCORPORATED                                                               MELLON FINANCIAL MARKETS, LLC
BNP PARIBAS                                                                                   RBC CAPITAL MARKETS
CITIGROUP                                                                       SG CORPORATE & INVESTMENT BANKING
COMMERZBANK SECURITIES                                                                 SUNTRUST ROBINSON HUMPHREY
DAIWA SECURITIES SMBC EUROPE                                                                  WACHOVIA SECURITIES
GUZMAN & COMPANY                                                    WELLS FARGO INSTITUTIONAL BROKERAGE AND SALES
ING FINANCIAL MARKETS                                                            THE WILLIAMS CAPITAL GROUP, L.P.
JPMORGAN

                            ------------------------
                Prospectus Supplement dated September 22, 2004.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)


         YEAR ENDED                      THREE MONTHS ENDED                   SIX MONTHS ENDED
      NOVEMBER 28, 2003                     MAY 28, 2004                        MAY 28, 2004
     ------------------                  ------------------                  ------------------
            1.57x                               1.84x                               1.92x

     For purposes of computing the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     See "Ratio of Earnings to Fixed Charges" in the accompanying prospectus for the ratio of earnings to fixed charges for the years ended November 27, 1998 through November 29, 2002.

                          SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled "Specific Terms of the Notes", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to "holders" mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in notes through participants in The Depository Trust Company. Please review the special considerations that apply to indirect owners in the attached prospectus, under "Legal Ownership and Book-Entry Issuance".

     Each tranche of notes will be a separate series of senior debt securities issued under our senior debt indenture. References in this prospectus supplement to the "notes" mean both tranches of notes. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in "Description of Debt Securities We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                       TERMS OF THE 5.00% NOTES DUE 2014

     The specific terms of this series of notes we are offering will be as follows:

- TITLE OF THE NOTES:  5.00% Notes due 2014

- ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT BEING ISSUED:  $1,250,000,000

- ISSUE DATE:  September 29, 2004

- DUE DATE FOR PRINCIPAL:  October 1, 2014

- INTEREST RATE:  5.00% annually

- DATE INTEREST STARTS ACCRUING:  September 29, 2004

- DUE DATES FOR INTEREST:  every April 1 and October 1

- FIRST DUE DATE FOR INTEREST:  April 1, 2005

- REGULAR RECORD DATES FOR INTEREST:  every March 15 and September 15

- DAY COUNT: 30/360; we will calculate accrued interest on the basis of a 360-day year of twelve 30-day months.

- DENOMINATION: integral multiples of $1,000 subject to a minimum denomination of $2,000

- BUSINESS DAY: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

- DEFEASANCE: The notes are subject to defeasance and covenant defeasance by us.

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the 5.00% Notes due 2014 before they mature, unless we become obligated to pay additional amounts on those notes because of changes in U.S. withholding tax requirements as described below under "-- When We Can Redeem the Notes".

- REPAYMENT AT OPTION OF HOLDER:  none

                   TERMS OF THE FLOATING RATE NOTES DUE 2014

     The specific terms of this series of notes we are offering will be as follows:

- TITLE OF THE NOTES:  Floating Rate Notes due 2014

- ISSUER OF THE NOTES:  The Goldman Sachs Group, Inc.

- TOTAL PRINCIPAL AMOUNT BEING ISSUED:  $900,000,000

- ISSUE DATE:   September 29, 2004

- DUE DATE FOR PRINCIPAL:  September 29, 2014

- DENOMINATION: integral multiples of $1,000 subject to a minimum denomination of $2,000

- INTEREST RATE BASIS: LIBOR, as determined by the calculation agent as described below under "-- Interest Rate for the Floating Rate Notes due 2014".

- INDEX MATURITY:  three months

- SPREAD:  0.600% per annum

- INITIAL BASE RATE: the base rate in effect for the initial interest period will be the 3 month LIBOR rate on September 27, 2004, as determined by the calculation agent as described below under "-- Interest Rate for the Floating Rate Notes due 2014".

- MINIMUM OR MAXIMUM RATE: none; provided that the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.

- INTEREST DETERMINATION DATE: two London business days (as defined below) prior to the first day of each interest period

- DAY COUNT: actual/360; for each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360. See "Description of Debt Securities We May Offer -- Types of Debt Securities -- Floating Rate Debt Securities -- Calculation of Interest" in the attached prospectus.

- INTEREST PERIODS: the initial interest period will be the period from and including September 29, 2004 to, but excluding, the initial interest reset date and the subsequent interest periods will be the periods from and including an interest reset date to, but excluding, the next interest reset date.

- INTEREST RESET DATES: every March 29, June 29, September 29 and December 29, commencing on December 29, 2004; if an interest reset date would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. However, if that business day is in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day. An interest reset date that falls on the stated maturity date will not be changed.

- DATE INTEREST STARTS ACCRUING:  September 29, 2004

- DUE DATES FOR INTEREST: every March 29, June 29, September 29 and December 29, commencing on December 29, 2004; if an interest payment date would otherwise be a day that is not a business day, the interest payment date will be postponed to the next day that is a business day. However, if that business day is in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day. An interest payment date that falls on the stated maturity date will not be changed.

- FIRST DUE DATE FOR INTEREST:  December 29, 2004

- REGULAR RECORD DATES FOR INTEREST: every March 14, June 14, September 14 and December 14

- BUSINESS DAY: any date that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York, and that is also a London business day. A London business day is a day on which dealings in U.S. dollars are transacted in the London interbank market.

- CALCULATION AGENT:  The Bank of New York

- DEFEASANCE: The notes are not subject to defeasance and covenant defeasance by us.

- ADDITIONAL AMOUNTS: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under "-- Payment of Additional Amounts".

- REDEMPTION: We will not have the option to redeem the notes before they mature, unless we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described below under "-- When We Can Redeem the Notes".

- REPAYMENT AT OPTION OF HOLDER:  none

               INTEREST RATE FOR THE FLOATING RATE NOTES DUE 2014

GENERAL

     If you purchase a note, your note will bear interest for each interest period at a rate equal to 0.600% above the interest rate per annum for three-month deposits in U.S. dollars designated as "LIBOR". The calculation agent shall determine LIBOR in the following manner:

     - LIBOR will be the offered rate per annum for three-month deposits in U.S. dollars on the relevant interest determination date as that rate appears on MONEYLINE TELERATE PAGE 3750 as of 11:00 A.M., London time, on the relevant interest determination date.

     - If the rate described above does not appear on Moneyline Telerate page 3750, LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: three-month U.S. dollar deposits, beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant interest determination date will be the arithmetic mean of the quotations.

     - If fewer than two quotations are provided as described above, LIBOR for the relevant interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M. New York City time on that interest determination date, by three major banks in New York City selected by the calculation agent: three-month loans of U.S. dollars, beginning on the relevant interest reset date, and in a representative amount.

     - If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

     The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

     In this subsection, we use several terms that have special meanings relevant to calculating LIBOR. We define these terms as follows:

     The term "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

     The term "MONEYLINE TELERATE PAGE" means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this prospectus supplement or any replacement page or pages on that service.

                             ADDITIONAL INFORMATION
                                ABOUT THE NOTES

BOOK-ENTRY NOTES

     We will issue the notes only in book-entry form -- i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the attached prospectus under "Legal Ownership and Book-Entry Issuance -- What Is a Global Security? -- Holder's Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated".

     Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See "Legal Ownership and Book-Entry Issuance" in the attached prospectus for additional information about indirect ownership of interests in the notes.

                         PAYMENT OF ADDITIONAL AMOUNTS

     We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

     We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term "United States alien" means any person who, for U.S. federal income tax purposes, is:

     - a nonresident alien individual;

     - a foreign corporation;

     - a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

     - a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

     If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

     Our obligation to pay additional amounts is subject to several important exceptions, however. We will NOT pay additional amounts for or on account of any of the following:

     - any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner -- or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership -- and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner -- or the fiduciary, settlor, beneficiary or member -- at any time, for U.S. federal income tax purposes:

        -- is or was a citizen or resident or is or was treated as a resident of the United States;

        -- is or was present in the United States;

        -- is or was engaged in a trade or business in the United States;

        -- has or had a permanent establishment in the United States;

        -- is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

        -- is or was a corporation that accumulates earnings to avoid U.S.
           federal income tax; or

        -- is or was a "ten percent shareholder" of The Goldman Sachs Group, Inc.;

     - any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

     - any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

     - any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent;

     - where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

     - by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union; or

     - any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.

     When we refer to a "U.S. taxing authority" in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the "United States", we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

     When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.

                          WHEN WE CAN REDEEM THE NOTES

     We will not be permitted to redeem the 5.00% Notes due 2014 or the Floating Rate Notes due 2014 before their respective stated maturities, except as described below. The notes will not be entitled to the benefit of any sinking fund -- that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

     We will be entitled, at our option, to redeem the outstanding 5.00% Notes due 2014 in whole and not in part if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after September 22, 2004.

     Similarly, we will be entitled, at our option, to redeem the outstanding Floating Rate Notes due 2014 in whole and not in part if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after September 22, 2004.

     If we redeem any notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.

     If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. The redemption dates for the 5.00% Notes due 2014 and the Floating Rate Notes due 2014 could be different, or there could be a redemption for the notes of one maturity, but not for the notes of the other maturity. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under "Description of Debt Securities We May Offer -- Notices" in the attached prospectus.

     We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. and Goldman Sachs International to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the notes.

     The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

     The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective trusts, or under another available exemption. The assets of a plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation).

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

                             VALIDITY OF THE NOTES

     The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

                                    EXPERTS

     The financial statements of Goldman Sachs as of November 28, 2003 and November 29, 2002 and for each of the three years in the period ended November 28, 2003 incorporated by reference in this prospectus supplement and the financial statement schedule incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The historical income statement, balance sheet and common share data set forth in "Selected Consolidated Financial Data" for each of the five fiscal years in the period ended November 28, 2003 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 27, 2004 and for the three months ended February 28, 2003 incorporated by reference in this prospectus supplement, and the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and six months ended May 28, 2004 and for the three and six months ended May 30, 2003 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 5, 2004 and July 8, 2004 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because the reports are not "reports" or a "part" of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                  UNDERWRITING

     The Goldman Sachs Group, Inc. and the underwriters for the offerings named below have entered into a pricing agreement with respect to the 5.00% Notes due 2014 and the Floating Rate Notes due 2014, respectively. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following tables.

                                                              PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                               OF 5.00% NOTES    OF FLOATING RATE
UNDERWRITER                                                       DUE 2014        NOTES DUE 2014
-----------                                                   ----------------   ----------------
Goldman, Sachs & Co. ......................................    $1,062,500,000      $765,000,000
ABN Amro Incorporated......................................        12,500,000         9,000,000
BNP Paribas Securities Corp. ..............................        12,500,000         9,000,000
Citigroup Global Markets Inc. .............................        12,500,000         9,000,000
Commerzbank Capital Markets Corp. .........................        12,500,000         9,000,000
Daiwa Securities SMBC Europe Limited.......................        12,500,000         9,000,000
Guzman & Company...........................................        12,500,000         9,000,000
ING Financial Markets LLC..................................        12,500,000         9,000,000
J.P. Morgan Securities Inc. ...............................        12,500,000         9,000,000
Mellon Financial Markets, LLC..............................        12,500,000         9,000,000
RBC Capital Markets Corporation............................        12,500,000         9,000,000
SG Americas Securities, LLC................................        12,500,000         9,000,000
SunTrust Capital Markets, Inc. ............................        12,500,000         9,000,000
Wachovia Capital Markets, LLC..............................        12,500,000         9,000,000
Wells Fargo Brokerage Services, LLC........................        12,500,000         9,000,000
The Williams Capital Group, L.P. ..........................        12,500,000         9,000,000
                                                               --------------      ------------
          Total............................................    $1,250,000,000      $900,000,000
                                                               ==============      ============

     Notes sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any 5.00% Notes due 2014 sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.300% of the principal amount of the notes. Any such securities dealers may resell any 5.00% Notes due 2014 purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. Any Floating Rate Notes due 2014 sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.300% of the principal amount of the notes. Any such securities dealers may resell any Floating Rate Notes due 2014 purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.

     The underwriters intend to offer the notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

     The notes are new issues of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. and Goldman Sachs International that Goldman, Sachs & Co. and Goldman Sachs International intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co., Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

     Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the issue date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than EUR 50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

     The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for both series of notes, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $420,000.

     The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

-------------------------------------------------------
-------------------------------------------------------
     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                               ------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                        Page
                                        ----
Ratio of Earnings to Fixed Charges....   S-2
Specific Terms of the Notes...........   S-3
Employee Retirement Income Security
  Act.................................   S-9
Validity of the Notes.................  S-10
Experts...............................  S-10
Underwriting..........................  S-11
                 Prospectus
Available Information.................     2
Prospectus Summary....................     4
Ratio of Earnings to Fixed Charges....     8
Use of Proceeds.......................     8
Description of Debt Securities We May
  Offer...............................     9
Description of Warrants We May
  Offer...............................    31
Description of Purchase Contracts We
  May Offer...........................    48
Description of Units We May Offer.....    53
Description of Preferred Stock We May
  Offer...............................    58
The Issuer Trusts.....................    66
Description of Capital Securities and
  Related Instruments.................    69
Description of Capital Stock of The
  Goldman Sachs Group, Inc. ..........    93
Legal Ownership and Book-Entry
  Issuance............................    98
Considerations Relating to Securities
  Issued in Bearer Form...............   104
Considerations Relating to Indexed
  Securities..........................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......   112
Considerations Relating to Capital
  Securities..........................   115
United States Taxation................   118
Plan of Distribution..................   141
Employee Retirement Income Security
  Act.................................   144
Validity of the Securities............   144
Experts...............................   144
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform
  Act of 1995.........................   145

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                                 $2,150,000,000
                               THE GOLDMAN SACHS
                                  GROUP, INC.
                      $1,250,000,000 5.00% Notes due 2014
                        $900,000,000 Floating Rate Notes
                                    due 2014
                               ------------------

                              [GOLDMAN SACHS LOGO]

                               ------------------
                              GOLDMAN, SACHS & CO.

                             ABN AMRO INCORPORATED
                                  BNP PARIBAS
                                   CITIGROUP
                             COMMERZBANK SECURITIES
                          DAIWA SECURITIES SMBC EUROPE
                                GUZMAN & COMPANY
                             ING FINANCIAL MARKETS
                                    JPMORGAN
                         MELLON FINANCIAL MARKETS, LLC
                              RBC CAPITAL MARKETS
                       SG CORPORATE & INVESTMENT BANKING
                           SUNTRUST ROBINSON HUMPHREY
                              WACHOVIA SECURITIES
                 WELLS FARGO INSTITUTIONAL BROKERAGE AND SALES
                        THE WILLIAMS CAPITAL GROUP, L.P
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            -------------------------------------------------------